Exhibit 10.19

SECOND AMENDMENT TO LICENSE AGREEMENT

This Second Amendment (hereinafter called “the Second Amendment”) to the License Agreement, as defined below, to be effective as of the 17th day of March, 2015 (hereinafter called “Agreement Date”), is by and between Baylor College of Medicine (hereinafter called “BCM”), a Texas nonprofit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and Acer Therapeutics Inc., a corporation organized under the laws of Delaware and having a principal place of business at 222 Third St., Suite 2240, Cambridge, MA 02142, and its Affiliates (hereinafter, collectively referred to as “LICENSEE”).

WHEREAS, BCM and LICENSEE have entered into that certain agreement effective April 4, 2014 and as amended on April 28, 2014 (“License Agreement” BCM ref. 35953 & BCM ref. 36252) under which LICENSEE has obtained from BCM and BCM has granted to LICENSEE a certain exclusive license to the Patent Rights and Subject Technology as defined in said License Agreement; and

WHEREAS, BCM and LICENSEE desire to amend said License Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual provisions and covenants contained herein, BCM and LICENSEE hereby agree as follows:

1.	The terms in the License Agreement shall have the same meanings in this Second Amendment.

2.	Section 3 is hereby amended in the License Agreement and shall read as follows:

3.	DILIGENCE

LICENSEE shall use reasonable efforts, as defined herein, to introduce Licensed Products into the commercial market as soon as practicable. Such efforts shall include, but not be limited to:

(i) Commercially reasonable diligent efforts to initiate an FDA Phase III clinical trial (or foreign equivalent) or a Bridge (i.e. bioequivalence or pharmacokinetic) study in the first half of 2016.

(ii) Commercially reasonable diligent efforts to submit an FDA or foreign equivalent filing for marketing approval in the first half of 2017.

(iii) The production of the Licensed Products and the marketing and support of the Licensed Products with at least the same diligence as LICENSEE employs and to at least the same level that LICENSEE achieves for comparable products and services marketed by LICENSEE.

For the purposes of this Agreement, “commercially reasonable diligent efforts” as used above, shall include requirements that the LICENSEE, its Affiliates or Sublicensees: (a) promptly upon execution of this Agreement assign responsibility for research, development, manufacturing and commercialization activities with respect to Licensed Product(s) to specific employees or contractors who are held accountable for progress and then monitoring such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such research, development, manufacturing and commercialization activities, and (c) consistently make and implement decisions and allocate sufficient resources designed to advance progress with respect to such objectives and timelines.

Such activities to be included in Annual Report as provided for in Paragraph 5.1.

3.	Except as amended hereby, the License Agreement shall be and remain in full force and effect.

4.	The First Amendment shall be effective as of the Agreement Date provided above.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this First Amendment in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

ACER THERAPEUTICS INC.		BAYLOR COLLEGE OF MEDICINE

Name:	/s/ Harry S. Palmin	Name:	/s/ Adam Kuspa
	Harry S. Palmin		Adam Kuspa, Ph.D.

Title:	President and CEO	Title:	Senior Vice President and
Dean of Research

Date:	March 17, 2015	Date:	3/26/15

01.12.2012	ACER THERAPEUTICS INC	BLG 05-078